Exhibit 10.70

U-Store-It

460 East Swedesford Road

Suite 3000

Wayne, Pennsylvania 19087

By Hand Delivery

January 9, 2009

Jeffrey P. Foster

247 Delaware Street

Woodbury, NJ 08906

Dear Jeffrey:

We are pleased to confirm our offer of employment as Senior Vice President and Chief Legal Officer for U-Store-It (referred to herein as “We” or the “Company”) and we wanted to take this opportunity to convey some important information regarding your new position.  Defined terms not otherwise set forth in this Letter are defined on the Addendum attached hereto.

Your first day of employment will be on a mutually acceptable date, but in no event later than February 16, 2009 and you will report to Christopher Marr, President and Chief Investment Officer.  You will be compensated a base salary at the rate of $255,000 per year, payable on a semi-monthly basis.  You are eligible for a target annual incentive award covering performance for the year ended December 31, 2009 in the form of a cash payment of 55% of your base salary dependent upon the achievement of the corporate goals and objectives weighted at 70%, and individual management objectives weighted at 30%, which shall both be prorated for the portion of 2009 you are employed by the Company.  Under the current plan, you would be eligible to earn up to 200% of the target award related to corporate goals and objectives and up to 150% of the target award related to individual goals. In addition, you will be eligible for annual target long-term incentive awards in the amount of $230,000; such award value to be allocated 50% in stock options, 25% in restricted shares and 25% in performance-vested restricted shares, prorated for the portion of 2009 that you are employed by the Company.  For your reference, I have attached to this letter, copies of the draft grant agreements for these awards.  Please note that the grants will be made not later than thirty (30) days after your first day of employment with the Company and the number of shares will be determined on that date.  In addition, the Company will grant you 2,500 common shares of the Company (which shares shall immediately vest on granting) on the condition that prior to your first day of employment with the Company you purchase on the open market an equal number of common shares of the Company.  The Company reserves the right to request confirmation of your purchase of the common shares set forth in the preceding sentence.

You will be eligible to receive an allowance for the use of an automobile (including the payment of vehicle insurance) in accordance with the Company’s policy in effect from time to time or in lieu of providing such allowance, the Company will provide you with an automobile of suitable standard to your position and as approved by Christopher Marr.  You will be offered participation in the Company benefit plans, when eligible, which includes health, vision, and dental coverage for you and your dependents, life and ad&d, short and long-term disability, 401(k), Deferred Compensation, Section 125 flexible spending and access to an Employee Assistance Plan.  You will accrue vacation at a rate of twenty (20) days per year and sick time and paid holidays according to Company policy.   In addition to the foregoing benefits, you will be eligible to participate in any similar benefit programs that may be available to similarly situated senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that you are eligible under the terms of such plans or programs.  The Company shall also maintain customary liability insurance for trustees and officers and list you as a covered officer under such policy(ies).

The Company shall pay or reimburse you for all ordinary and reasonable out-of-pocket business expenses incurred (and, in the case of reimbursement, paid) by you during your employment with the Company, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as you provide proper documentation establishing the amount, date and business purpose of the expenses.  Out-of-pocket business expenses shall include, without limitation, the costs and expenses required to maintain your bar membership and continuing legal education requirements in the states where you are presently licensed and in any other states for which the Company requests your bar admission.

Because this position is classified as exempt, you will not be eligible for overtime pay and the nature and scope of your responsibilities will dictate the amount of time and number of hours/days per work week which the Company expects you will find necessary to devote to the performance of your duties in order to meet successfully the goals of the Company.  Our offer of employment is contingent upon your completing and passing a full background check and drug test as well as the ability to verify that you lawfully are permitted to work in the United States.  Consequently, you will be required to provide, within the first three (3) days of employment, the documents necessary to establish your identity and eligibility for employment.

Your employment with the company is “at-will”, meaning that subject to the conditions set forth in this paragraph and on at least sixty (60) days prior written notice from the Company or thirty (30) days prior written notice from you, both you and the Company have the right to terminate the employment relationship at any time for no reason.  If the Company terminates your employment relationship pursuant to this paragraph, the Company shall pay you the Severance Amount within 30 days of receiving a form of waiver and release acceptable to the Companyand shall continue for a period not to exceed 12 months medical, prescription and dental benefits to you and your family at least equal to those which would have been provided to you in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if your employment had not been terminated, provided, however, that if you become reemployed with another employer and you are eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall terminate (collectively, the “Insurance Benefits”).  Except for the reasons set forth in the next paragraph, if youelect to terminate your employment with the Company, you understand that you are not entitled to receive the Severance Amount or the Insurance Benefits.

If during the one-year period following the date of a Change of Control you terminate your employment for Good Reason or during (1) the six month period prior to the date on which a Change of Control occurs, or (2) the one-year period following the date a Change of Control occurs, your employment is terminated by the Company without Cause, not later than thirty (30) days after the effective date of such termination, you will receive a cash payment equal to two times the sum of (a) your annual salary as in effect on the date of the Change of Control, plus (b) the average of the sum of the two previous annual incentive awards received by you at the time of your termination, or if you have not received an annual incentive award or only receive one annual incentive award at the time of such termination, an amount equal to two times the average of the sum of such annual incentive awards you would have received under the second paragraph of this letter if you would have remained employed through the period required to be entitled to receive the annual incentive award and satisfied all target performance objectives, plus (c) the average of the sum of the two previous annual long-term incentive awards, plus (d) the Insurance Benefits.  In addition and notwithstanding anything contrary contained in any plan, all grants and awards of equity (and any accrued dividends or distributions thereon) held by you shall become fully vested and exercisable on the effective date of your termination under this paragraph.

If either payment made to you under the preceding two paragraphs within six months of the date of your termination of employment would cause you to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following your termination date (“Earliest Payment Date”).  If this provision becomes applicable, it is anticipated that payments that would have been made prior to the Earliest Payment Date in the absence of this provision would be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments would be paid according to the schedule otherwise applicable to the payments.

In connection with your duties as Chief Legal Officer, you will have access to Company Confidential Information.  You shall keep secret and retain in strictest confidence, and shall not use for your personal benefit or the benefit of others or directly or indirectly disclose any Company Confidential Information, except (a) as may be required or appropriate in connection with the carrying out of your duties, (b) with the Company’s express written consent, or (c) as may otherwise be required by law or any legal process.  All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request. The Employee shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company. The Employee acknowledges and agrees that any breach by him regarding Confidential Company Information would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Employee breaches any of the provisions of this paragraph, the Company and its affiliates shall have the right and remedy to have the terms of this paragraph specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).

If any payments made to you or any benefit received by you from the Company is deemed to constitute a Parachute Payment, alone or when added to any other amount payable or paid to or other benefit receivable or received by you which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on you of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then in addition to any other benefits to which you are entitled , you shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by you by reason of receiving Parachute Payments plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this paragraph), as if no excise taxes had been imposed with respect to Parachute Payments.  The amount of any payment under this paragraph shall be computed by a certified public accounting firm mutually and reasonably acceptable to you and the Company, the computation expenses of which shall be paid by the Company.

The terms of this letter and your employment shall be governed by the laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of law.  The terms of this letter shall be reviewed by you and the Company on an annual basis.

Jeffrey, on behalf of the entire U-Store-It team, we look forward to working with you!   We believe you will find your association with U-Store-It to be attractive in terms of your responsibilities, personal job satisfaction and opportunities for professional development.  Please confirm your acceptance of this offer by signing this employment letter and returning it to me not later than                 , 200   .

Sincerely,

/s/ Christopher Marr
Christopher Marr,
President and Chief Investment Officer

I have reviewed the foregoing, I understand the terms, and I accept the terms of this offer of employment.

/s/ Jeffrey P. Foster
Jeffrey P. Foster	Date

ADDENDUM

Defined Terms

Cause shall mean (A) the conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude; (B) the commission of an act of fraud, theft or dishonesty related to the business of the Company or its affiliates or the performance of your duties; (C) the willful and continuing failure or habitual neglect to perform your duties; or (D) any material violation regarding Confidential Company Information (defined below).

Change of Control shall mean (A) the dissolution or liquidation of the Company, (B) the merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity or immediately following which the persons or entities who were beneficial owners (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of voting securities of the Company immediately prior thereto cease to beneficially own more than 50% of the voting securities of the surviving entity immediately thereafter, (C) a sale of all or substantially all of the assets of the Company to another person or entity other than an affiliate of the Company, (D) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) that results in any person or entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than persons who are shareholders or affiliates immediately prior to the transaction) owning thirty percent 30%) or more of the combined voting power of all classes of shares of the Company, or (E) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a trustee subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the trustees then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for trustee, without written objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than the Board;

Confidential Company Information shall mean all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Employee heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction

Good Reason shall mean (A) the material reduction of your authority, duties and responsibilities, or the assignment to you of duties or responsibilities materially and adversely inconsistent with your position or positions with the Company and its subsidiaries and affiliates; (B) a material reduction in base salary; (C) a Change of Control; (D) the relocation of the Company’s headquarters more than fifty (50) miles from the Company’s offices in Wayne, Pennsylvania, unless the relocation results in the work location being closer to your primary residence; or (E) the Company’s material and willful breach of this Letter or any other agreement between you and the Company.  An event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

Parachute Payment or Parachute Payments shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended.

Severance Payment shall mean for the period on or prior to December 31, 2009, the sum of $350,000, and thereafter, increased annually at the greater of (a) the percentage increase in base salary granted to you by the Company, or (b) the increase in the consumer price index from the preceding calendar year.